EXHIBIT JJ

Jennifer L. Sherman
Senior VP, Human Resources, General Counsel & Secretary
1415 W. 22nd Street, Oak Brook, Illinois 60523-2004
Phone 630-954-2026
Fax 866-229-4459
jsherman@federalsignal.com
www.federalsignal.com
November 10, 2008
SENT VIA UPS AND E-MAIL TO: wgbarker@aol.com
Mr. Bill Barker
1612-A North Mohawk Street
Chicago, IL 60614
Dear Bill:
It is with great pleasure that we present you with the following offer of employment in the position of Senior Vice President, Chief Financial Officer, reporting to William Osborne, CEO, Federal Signal Corporation. We are looking forward to the addition of your expertise to our leadership team.
To follow please find the specific elements of this offer as they relate to compensation and benefits:
1)	Base Salary: Your base salary will be $325,000 per year paid semi-monthly. You will also be considered for a merit-based annual salary compensation change beginning in March 2009.

2)	Management Incentive Bonus Plan: Starting in 2008, you will be eligible to participate in our bonus program in which your target annual cash incentive will be 60% of your base salary with the maximum set at 120% of your base salary. Your incentive compensation will be based on the year over year growth in Economic Value of the Corporation. This will be prorated based on your start date. Bonus payments are subject to the approval of the executive management and generally occur in February.

Short Term Incentive Bonus Plan: Starting in 2009 you will be eligible to participate in our bonus program in which your target annual cash incentive will be 60% of your base salary with the maximum set at 120% of your base salary. The terms of the proposal plan are attached. Bonus payments are subject to the approval of executive management and generally occur in February.

3)	Car Allowance: You will receive a monthly car allowance in the amount of $950, in accordance with company policies and procedures.

4)	Long-Term Incentive: You will receive a stock option grant valued at $25,000, subject to the Board of Director’s approval. Under our stock option program you will vest on a graded scale over three years and benefit from any appreciation in price upon exercise.

In addition, you will receive a restricted stock grant of shares valued at $25,000, also subject to the Board of Director’s approval. Under our restricted stock program you vest at 100% after three years, receiving the shares when they vest.

Receipt of these shares is contingent upon your signing a non-compete agreement. You will be eligible for future annual Long-Term Incentives.

5)	Vacation Time: Your vacation accrual is based on the calendar year (prorated for balance of 2008). You will receive 4 weeks of vacation annually starting in 2009.

6)	Benefits: You will be eligible for the benefit coverage outlined on the Summary Sheet provided. Medical coverage begins on the first of the month after employment.

In addition, you will be eligible to participate in the non-qualified Savings Restoration Plan.

7)	Severance: You will be eligible to participate in the Federal Signal Executive General Severance Plan as a Tier 1 Executive. A copy of this plan is attached for your review.

8)	Change in Control: You will be eligible to enter into a Change in Control Agreement in the form attached hereto as Exhibit A which will be effective through December 4, 2008, or until the next meeting of the Compensation and Benefits Committee, whichever date is the later to occur. Upon the expiration of the Agreement, you will receive an amended and restated form of Change in Control Agreement, identical to the amended and restated Change in Control agreements which are provided for all other Tier 1 employees of the Company.
Should you decide to accept this offer of employment, your employment will be considered employment “at will”. This means either you or the Company may choose to end the employment relationship at any time with or without cause. This offer is not, nor shall it be construed to be, a contract of employment between you and Federal Signal Corporation. This offer of employment is expressly contingent upon your successfully passing a drug and/or alcohol screen, our obtaining a favorable background check, and your signing a Confidentiality Agreement. Please contact Peg Senese at 630-954-2031 to make arrangements for these prerequisites.
Bill, I look forward to your joining the Federal Signal team. We hope you will accept this offer and if so, we would like you to start your new responsibilities on a mutually agreeable date.

If you accept this offer, please sign one of the copies of this letter and return it to me. If you have any questions about this offer, please call me at 630-954-2026.
Best regards,

Jennifer L. Sherman
Sr. Vice President, Human Resources, General Counsel and Secretary
Federal Signal Corporation
Enclosures:
Severance Plan
Benefits Summary
Change In Control
Short Term Incentive Bonus Plan
Acceptance:
I accept this offer as described above.

/s/ Bill Barker	11/12/08
Bill Barker	Date